UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of earliest event reported) April 24, 2002

             (Exact name of registrant as specified in its charter)
                                DST Systems, Inc.

             (State or other      (Commission      (I.R.S. Employer
               jurisdiction       File Number)     Identification No.)
             of incorporation)

                 Delaware           1-14036           43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K

                                DST SYSTEMS, INC.

ITEM 1  CHANGES IN CONTROL OF REGISTRANT

Not applicable.

ITEM 2  ACQUISITION OR DISPOSITION OF ASSETS

Not applicable.

ITEM 3  BANKRUPTCY OR RECEIVERSHIP

Not applicable.

ITEM 4  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Not applicable.

ITEM 5  OTHER EVENTS

Not applicable.

ITEM 6  RESIGNATIONS OF REGISTRANT'S DIRECTORS

Not applicable.

ITEM 7  FINANCIAL STATEMENTS AND EXHIBITS

Not applicable.

ITEM 8  CHANGE IN FISCAL YEAR

Not applicable.

ITEM 9  REGULATION FD DISCLOSURE

See attached as an Exhibit to this Form 8-K a News Release released April 24, 2002 concerning the announcement of financial results.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DST Systems, Inc.


                                    /s/ Robert C. Canfield
                                    Senior Vice President, General Counsel,
                                    Secretary

Date: April 25, 2002

        DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2002 FINANCIAL RESULTS

KANSAS CITY, MO. (April 24, 2002) - Excluding non-recurring items recorded in the first quarters of 2002 and 2001, DST's consolidated net income for the quarter ended March 31, 2002 was $56.2 million ($0.46 per diluted share) compared to first quarter 2001 net income of $52.4 million ($0.41 per diluted share), a 7.3% increase in net income and a 12.2% increase in diluted earnings per share. First quarter 2002 and 2001 results include net non-recurring after tax income of $2.6 million and $2.1 million, respectively, primarily related to net gains on securities. Including these non-recurring items, DST's consolidated net income for the first quarter 2002 was $58.8 million ($0.48 per diluted share) compared to first quarter 2001 net income of $54.5 million ($0.42 per diluted share).

Reported revenues, beginning January 1, 2002, are affected by the Company's required adoption of EITF Topic No. D-103 ("EITF D-103"), Income Statement Characterization of Reimbursements received for "Out-of-Pocket" ("OOP") Expenses Incurred. Prior to the issuance of EITF D-103, the Company netted the OOP expense reimbursements from customers with the applicable OOP expenditures. The Company's significant OOP expenses at the consolidated level include postage and telecommunication expenditures and at the Segment level include print mail services between the Financial Services Segment and the Output Solutions Segment. Under EITF D-103, the Company is required to record the reimbursements received for OOP expenses as revenue on an accrual basis. Because these additional revenues are offset by the reimbursable expenses incurred, adoption of EITF Topic No. D-103 did not impact income from operations or net income. Comparative financial statements for prior periods have been reclassified to comply with the new guidance. For each segment, total revenues are reported in two categories, operating revenues (which correspond to amounts previously reported) and OOP reimbursements. OOP expenses are included in costs and expenses.

The following table summarizes the Company's operating revenues, OOP reimbursements and income from operations by segment (dollars in millions):

                                                   Three months ended
                                                        March 31,
                                             --------------------------------
                                                  2002             2001
                                             ---------------  ---------------
  Revenues
    Financial Services
      Operating                                $    237.2       $    167.5
      OOP reimbursements                             45.3             19.2
                                             ---------------  ---------------
                                               $    282.5       $    186.7
                                             ===============  ===============
    Output Solutions
      Operating                                $    154.6       $    165.5
      OOP reimbursements                            157.1            158.8
                                             ---------------  ---------------
                                               $    311.7       $    324.3
                                             ===============  ===============
    Customer Management
      Operating                               $      50.1       $     48.5
      OOP reimbursements                             15.5             17.7
                                             ---------------  ---------------
                                              $      65.6       $     66.2
                                             ===============  ===============
    Investments and Other
      Operating                               $      13.0     $        9.1
      OOP reimbursements                              0.1              0.1
                                             ---------------  ---------------
                                              $      13.1     $        9.2
                                             ===============  ===============
    Eliminations
      Operating                               $     (28.3)     $     (21.0)
      OOP reimbursements                            (23.7)           (26.8)
                                             ---------------  ---------------
                                              $     (52.0)     $     (47.8)
                                             ===============  ===============
    Total Revenue
      Operating                                $    426.6       $    369.6
      OOP reimbursements                            194.3            169.0
                                             ---------------  ---------------
                                               $    620.9       $    538.6
                                             ===============  ===============
  Income from operations
  Financial Services                          $      55.6      $      47.7
  Output Solutions                                   16.4             24.7
  Customer Management                                 7.2              3.7
  Investments and Other                               2.1              1.6
                                             ---------------  ---------------
                                              $      81.3      $      77.7
                                             ===============  ===============

Consolidated total revenues for the quarter were $620.9 million, an increase of $82.3 million or 15.3% over the prior year quarter. Consolidated operating revenues for the quarter were $426.6 million, an increase of $57.0 million or 15.4% over the prior year quarter, principally from higher Financial Services Segment revenues, which includes revenues from EquiServe, Inc. ("EquiServe"), in which DST acquired controlling ownership on March 30, 2001. Consolidated income from operations totaled $81.3 million for the quarter, an increase of $3.6 million or 4.6% over the first quarter 2001, primarily from increased operating earnings in the Financial Services Segment and Customer Management Segment, partially offset by a decline in operating earnings in the Output Solutions Segment.

Financial Services Segment
Financial Services Segment total revenues (including OOP reimbursements) for the first quarter 2002 were $282.5 million, an increase of $95.8 million over the first quarter 2001. Financial Services Segment operating revenues (excluding OOP reimbursements) for the first quarter 2002 were $237.2 million, an increase of $69.7 million or 41.6% over the first quarter 2001. Financial Services revenues in 2002 were affected by the inclusion of revenues from EquiServe. Financial Services first quarter 2001 operating revenues also include operating revenues from DST's Portfolio Accounting Systems ("PAS") business, which was sold on June 29, 2001. Adjusting for the effect of EquiServe and the PAS business, operating revenues decreased $3.9 million or 2.4% over the prior year quarter.

U.S. Financial Services Segment operating revenues increased $73.8 million in the first quarter 2002 or 51.9% over the prior year quarter, primarily from the inclusion of EquiServe revenues and increases in mutual fund shareowner accounts processed. Excluding EquiServe from the 2002 quarter and the PAS business from the 2001 quarter, U.S. revenues increased $0.2 million or 0.1% over the prior year quarter. U.S. mutual fund shareowner accounts processed totaled 78.4 million at March 31, 2002, an increase of 2.8 million or 3.7% from the 75.6 million serviced at December 31, 2001. During the quarter, approximately 1.7 million accounts of the Evergreen funds were converted to TA2000.

Retirement plan accounts (which also include 529 savings plan accounts) totaled
28.0 million at March 31, 2002, an increase of 1.4 million or 5.3% from the 26.6 million serviced at December 31, 2001. Net new IRA accounts for the first quarter 2002 were 0.6 million. 401(k) accounts serviced increased 0.5 million or 6.8% during the quarter to 7.9 million accounts at March 31, 2002. 529 savings plan accounts increased 0.3 million or 42.9% during the quarter to 1.0 million at March 31, 2002.

For the period April 1-19, 2002, which generally coincides with the end of the U.S. IRA investment season, mutual fund shareowner accounts serviced increased an estimated 0.7 million, of which approximately 66% were IRA accounts and 529 savings plans.

DST has preliminary commitments from a total of four prospective clients to convert approximately 8.7 million mutual fund shareowner accounts to TA2000, of which 2.2 million are scheduled to convert in the second half of 2002 and 6.5 million are scheduled to convert in the first quarter 2003. There continues to be activity in requests for proposals from potential new U.S. and international mutual fund customers.

EquiServe shareowner accounts serviced totaled 26.5 million at March 31, 2002, a decrease of 0.7 million accounts from December 31, 2001, primarily from clients offering "odd-lot" redemption programs for small investors. U.S. AWD(R) workstations licensed were 60,000 at March 31, 2002, an increase of 3.8% from December 31, 2001.

International Financial Services Segment operating revenues totaled $21.3 million for the first quarter 2002, a decrease of $4.1 million or 16.1% over the prior year quarter. The decrease is attributable to a decrease in investment management license revenues and consulting and development revenues. International AWD workstations licensed were 28,100 at March 31, 2002, an increase of 1.4% from December 31, 2001.

Financial Services Segment income from operations for the first quarter 2002 increased $7.9 million or 16.6% over the prior year quarter to $55.6 million, resulting in a controllable operating margin (income from operations divided by operating revenues) of 23.4% compared to 28.5% for the prior year quarter. Controllable operating margin was affected by the inclusion of EquiServe and the absence of the PAS business in 2002. Costs and expenses increased 68.8%, primarily from the addition of EquiServe. Depreciation and amortization costs increased $3.4 million or 21.0%, primarily as a result of the EquiServe acquisition.

Output Solutions Segment

Output Solutions Segment total revenues for the first quarter 2002 totaled $311.7 million, a decrease of $12.6 million over the first quarter 2001. Output Solutions Segment operating revenues for the quarter ended March 31, 2002 were $154.6 million, a decrease of $10.9 million or 6.6% from first quarter 2001. The revenue decline resulted from the loss of a telecommunications customer in the fourth quarter 2001, declines in brokerage related marketing fulfillment and trade confirmation volumes and changes in statement presentation formats from existing customers which result in lower revenues, partially offset by increased volumes from the insurance and transportation industries. Output Solutions Segment images produced in the first quarter 2002 increased 5.0% to 2.1 billion and items mailed decreased 6.9% to 473 million compared to first quarter 2001.

Output Solutions Segment income from operations for the first quarter decreased $8.3 million or 33.6% over the prior year quarter to $16.4 million, resulting in a controllable operating margin (income from operations divided by operating revenues) of 10.6% compared to 14.9% in the prior year quarter. Costs and expenses decreased 1.4% principally due to decreased personnel and purchased material costs. Depreciation and amortization decreased 1.1% to $8.8 million in the first quarter 2002.

In the first quarter of 2002, the Segment relocated its Kansas City, Missouri operations from a 70,000 square foot production facility to a new state-of-the-art 225,000 square foot facility. This new facility is the model for the Company's strategy of establishing high volume state-of-the art production facilities. In connection with this strategy, the Company is in the process of finalizing plans to consolidate the operations of certain other smaller facilities, which the Company believes will result in operational efficiencies. Although the plans have not been finalized, the Company expects to incur charges in future periods related to facility consolidations. The costs associated with facility consolidations could range from $5 million to $7 million in the second quarter of 2002 and an additional $6 million to $8 million in periods following the second quarter of 2002. The estimated impact of the facility consolidations reflect the Company's current views. There may be material differences between these estimates and the actual costs.

Customer Management Segment
Customer Management Segment total revenues for the first quarter 2002 totaled $65.6 million, a decrease of $0.6 million over the first quarter 2001. Customer Management Segment operating revenues for the quarter ended March 31, 2002 were $50.1 million, an increase of $1.6 million or 3.3% over the 2001 quarter. Processing and software service revenues for the quarter decreased $0.6 million or 1.3% and equipment sales increased $2.2 million or 137.5% compared to first quarter 2001. Total cable and satellite subscribers serviced were 40.9 million at March 31, 2002. Subscribers serviced were unchanged compared to year end 2001 levels, principally from an increase in U.S. cable subscribers offset by lower international cable subscribers serviced.

Customer Management Segment income from operations for the first quarter increased $3.5 million or 94.6% over the prior year quarter to $7.2 million, resulting in a controllable operating margin (income from operations divided by operating revenues) of 14.4% compared to 7.6% in the prior year quarter. Costs and expenses decreased $1.7 million or 2.9% from the first quarter 2001, primarily attributable to lower personnel costs and out-of-pocket expenses partially offset by higher costs of equipment sales. Depreciation and amortization decreased $2.4 million or 57.1%, primarily from lower capitalized software amortization and the required exclusion of goodwill amortization.

Investments and Other
Investments and Other Segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $13.0 million for the quarter ended March 31, 2002, an increase of $3.9 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other Segment income from operations increased $0.5 million over the prior year quarter.

Equity in earnings of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                                                         Three months ended
                                                             March 31,
                                                           --------------
                                                           2002     2001
                                                           -----    -----

  Boston Financial Data Services, Inc.("BFDS")             $ 1.9    $ 1.6
  International Financial Data Services, U.K.("IFDS U.K.")  (0.2)    (0.2)
  International Financial Data Services LP ("IFDS Canada")   0.2      0.9
  Other                                                      0.6     (1.4)
                                                           -----    -----
                                                           $ 2.5    $ 0.9
                                                           =====    =====

Increased earnings at BFDS resulted from lower operating expenses obtained through a focus on reducing costs. IFDS U.K. losses were unchanged as revenue growth from higher account service levels were offset by higher costs related to the relocation to new facilities. Accounts serviced at IFDS U.K. increased to
3.2 million at March 31, 2002, which is 0.1 million or 3.2% above year end 2001 levels and 0.4 million or 14.3% over March 31, 2001 levels. IFDS Canada earnings decreased from lower revenues from development work and increased costs from operations.

Other income, net
Other income was $8.1 million for the first quarter 2002, compared to $6.6 million for the first quarter 2001. First quarter 2002 results include $4.2 million primarily related to interest and dividend income and $3.9 million related primarily to net gains on securities. First quarter 2001 results include $3.3 million primarily related to interest and dividend income and $3.3 million related primarily to net gains on securities.

Interest expense
Interest expense was $2.8 million for the quarter ended March 31, 2002, an increase of $1.6 million from the prior year quarter. Average debt balances were higher in 2002 compared to 2001, primarily as a result of common stock repurchases and the EquiServe acquisition.

Income taxes
DST's effective tax rate was 34.0% for the quarter ended March 31, 2002, compared to 35.1% for the prior year quarter. The 2002 and 2001 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules. Other Actions

Stock Repurchase Program
During the quarter ended March 31, 2002, DST purchased 23,682 shares of its common stock under previously announced share repurchase programs. The shares were purchased in a private transaction at an average price of $41.25 per share. As of March 31, 2002, the cost to settle a remaining forward purchase agreement, which expires in September 2002, would be approximately $55.4 million for approximately 1.3 million shares. The agreement allows the Company to elect net cash or net share settlement in lieu of physical settlement of the shares. As of March 31, 2002, DST had purchased 13.4 million shares since the share repurchase programs commenced and had 120.8 million shares outstanding. Subsequent to March 31, 2002, the Company acquired the shares in the remaining forward purchase agreement.

Proforma Earnings Per Share
Effective January 1, 2002, the Company adopted, as required, SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses, among other things, how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. If SFAS 142 would have been adopted at January 1, 2001, the Company would have reported net income and diluted earnings per share as follows:

                                               Three months ended
                                                     March 31,
                                               -------------------
                                                2002         2001
                                               ------       ------

    Reported net income (in millions)          $ 58.8       $ 54.5
    Add goodwill amortization (net of tax)                     1.4
                                               ------       ------
    Adjusted net income                        $ 58.8       $ 55.2
                                               ======       ======

    Diluted earnings per share
    Reported net income                        $ 0.48       $ 0.42
    Add goodwill amortization (net of tax)                    0.01
                                               ------       ------
    Adjusted net income                        $ 0.48       $ 0.43
                                               ======       ======

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 19, 2002 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                                     For the Three Months ended
                                                              March 31,
                                                          2002        2001
                                                        -------     -------

  Operating revenues                                    $ 426.6     $ 369.6
  Out-of-pocket reimbursements                            194.3       169.1
                                                        -------     -------
    Total revenues                                        620.9       538.7

  Costs and expenses                                      507.0       429.7
  Depreciation and amortization                            32.6        31.3
                                                        -------     -------
  Income from operations                                   81.3        77.7

  Interest expense                                         (2.8)       (1.2)
  Other income, net                                         8.1         6.6
  Equity in earnings of unconsolidated affiliates           2.5         0.9
                                                        -------     -------
  Income before income taxes                               89.1        84.0
  Income taxes                                             30.3        29.5
                                                        -------     -------
  Net income                                            $  58.8     $  54.5
                                                        =======     =======

  Average common shares outstanding                       120.6       124.2
  Diluted shares outstanding                              122.6       128.5

  Basic earnings per share                              $  0.49     $  0.44
  Diluted earnings per share                            $  0.48     $  0.42

                               * * * * * *
  Net income before non-recurring items                 $  56.2     $  52.4
  Diluted earnings per share before non-recurring items $  0.46     $  0.41

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE & CHX Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer